As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-218850

Registration No. 333-204122

Registration No. 333-196665

Registration No. 333-189572

Registration No. 333-182256

Registration No. 333-176768

Registration No. 333-173617

Registration No. 333-147625

Registration No. 333-132229

Registration No. 333-120816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218850

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204122

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196665

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189572

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182256

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176768

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173617

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147625

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132229

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120816

UNDER

THE SECURITIES ACT OF 1933

MITEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	98-0621254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 Legget Drive,

Ottawa, Ontario

Canada K2K 2W7

(613) 592-2122

(Address of principal executive offices, including zip code)

MITEL NETWORKS CORPORATION 2017 OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED 2005 STOCK PLAN

AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN OF MAVENIR SYSTEMS, INC.

MITEL NETWORKS CORPORATION 2014 EQUITY INCENTIVE PLAN

MITEL NETWORKS CORPORATION 2006 EQUITY INCENTIVE PLAN, AS AMENDED

INDUCEMENT OPTION GRANT OUTSIDE OF A PLAN

MITEL NETWORKS CORPORATION 2007 U.S. EMPLOYEE STOCK PURCHASE PLAN

MITEL NETWORKS CORPORATION EMPLOYEE STOCK OPTION PLAN

MITEL NETWORKS CORPORATION 2004 U.S. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Mitel (Delaware), Inc.

7300 W. Boston Street

Chandler, Arizona 85226

Attention: Greg Hiscock, Esq.

(Name and address of agent for service)

(480) 961-9000

(Telephone number, including area code, of agent for service)

Copies to:

Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario Canada, M5K 1J3 (416) 504-0520	Gregory Hiscock Mitel Networks Corporation 350 Legget Drive, Ottawa, Ontario Canada, K2K 2W7 (613) 592-2122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Mitel Networks Corporation, a corporation organized under the laws of Canada (“Mitel”) with the Securities and Exchange Commission (the “SEC”):

•

File No. 333-218850, filed with the SEC on June 20, 2017, registering 9,000,000 common shares of Mitel, without nominal or par value (“Common Shares”), reserved for issuance under the Mitel Networks Corporation 2017 Omnibus Incentive Plan;

•

File No. 333-204122, filed with the SEC on May 13, 2015, registering 2,505,281 Common Shares reserved for issuance under the Amended and Restated 2005 Stock Plan and the Amended and Restated 2013 Equity Incentive Plan of Mavenir Systems, Inc.;

•	File No. 333-196665, filed with the SEC on June 11, 2014, registering 8,900,000 Common Shares reserved for issuance under the Mitel Networks Corporation 2014 Equity Incentive Plan;

•

File No. 333-189572, filed with the SEC on June 25, 2013, registering 1,610,175 Common Shares reserved for issuance under the Mitel Networks Corporation 2006 Equity Incentive Plan, as amended (the “2006 Equity Incentive Plan”);

•	File No. 333-182256, filed with the SEC on June 21, 2012, registering 1,607,996 Common Shares reserved for issuance under the 2006 Equity Incentive Plan;

•	File No. 333-176768, filed with the SEC on September 9, 2011, registering 1,588,298 Common Shares reserved for issuance under the 2006 Equity Incentive Plan;

•

File No. 333-173617, filed with the SEC on April 20, 2011, registering 5,171,580 Common Shares reserved for issuance under the 2006 Equity Incentive Plan and 515,175 Common Shares issuable pursuant to the inducement grant made to Richard McBee on January 19, 2011 in connection with his entering into employment with Mitel;

•	File No. 333-147625, filed with the SEC on November 26, 2007, registering 15,000,000 Common Shares reserved for issuance under the Mitel Networks Corporation 2007 U.S. Employee Stock Purchase Plan;

•	File No. 333-132229, filed with the SEC on March 6, 2006, registering 25,000,000 Common Shares reserved for issuance under the Mitel Networks Corporation Employee Stock Option Plan; and

•	File No. 333-120816, filed with the SEC on November 29, 2004, registering 2,000,000 Common Shares reserved for issuance under the Mitel Networks Corporation 2004 U.S. Employee Stock Purchase Plan.

On November 30, 2018, pursuant to that certain Arrangement Agreement (the “Arrangement Agreement”), dated as of April 23, 2018, by and among Mitel, MLN AcquisitionCo ULC, a British Columbia unlimited liability company (“Purchaser”), and MLN TopCo Ltd., a Cayman Islands exempted company (“Parent”), to effect, among other things, the acquisition by Purchaser of all of Mitel’s outstanding Common Shares under a plan of arrangement under the Canada Business Corporations Act, Mitel became a wholly owned subsidiary of Purchaser, an entity indirectly owned and controlled by funds advised by Searchlight Capital Partners, L.P.

As a result of the completion of the transactions contemplated by the Arrangement Agreement, Mitel has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, Mitel hereby terminates the effectiveness of the Registration statements and, in accordance with an undertaking made by Mitel in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Mitel hereby removes from registration any and all of such securities that had been registered for issuance but remain unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Country of Canada, on November 30, 2018.

MITEL NETWORKS CORPORATION

By:		/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	General Counsel & Corporate Secretary

Note: No other person is required to sign the post-effective amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.